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MACDERMID  INCORPORATED  NEWSLINE
WATERBURY,  CT  06720-9984
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            MACDERMID ANNOUNCES CHANGE OF PRINCIPAL FINANCIAL OFFICER



MacDermid announced today that John Malfettone, Executive Vice President and CFO, had resigned to pursue other interests. Greg Bolingbroke, already Senior Vice President of Finance for the corporation, will assume the role of Principal Financial Officer for the corporation. Dan Leever, Chairman and CEO, said:

"We have the utmost confidence in Greg Bolingbroke to lead our financial team. Greg has been building his experience for his entire 8 years with MacDermid. Greg's financial expertise was clearly demonstrated in this past year as he lead us to an all time record in Owner Earnings in a very difficult external environment. As Controller Greg instituted the rigorous and disciplined financial reporting systems for which we are well known. His independence is unquestioned. We wish John the very best. He is a first class gentleman and an executive with the highest integrity. His world class business process experience and willingness to act as a change agent will serve him well wherever the future leads."



                                        NYSE - MRD
                                   CUSIP  554273  10  2


September  10,  2002



This report and other Corporation reports and statements describe many of the positive factors affecting the Corporation's future business prospects. Investors should also be aware of factors which could have a negative impact on those prospects. These include political, economic or other conditions such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the business; competitive products, advertising, promotional and pricing activity; the degree of acceptance of new product introductions in the marketplace; technical difficulties which may arise with new product introductions; and the difficulty of forecasting sales at certain times in certain markets.
Certain figures for the previous year columns have been reclassified to conform with the current year presentation.